Exhibit 99.4

Item 2.	Management’s Discussion and Analysis of Financial Results and Operations

The following discussion and analysis should be read in conjunction with the unaudited condensed consolidated financial statements and notes thereto included on Exhibit 99.3. This discussion contains forward-looking statements about our business, operations and industry that involve risks and uncertainties, such as statement’s regarding our plans, objectives, expectations and intentions. Our results may differ materially from those currently described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements disclosed in our Registration Statement on Form S-1 (File No. 333-258506), filed with the SEC on August 5, 2021. Throughout this Exhibit 99.4, unless otherwise noted, “we”, “us”, “our” and the “Company” refer to Owlet Baby Care Inc. and its consolidated subsidiaries before the business combination transaction with Sandbridge Acquisition Corporation and to Owlet, Inc. and its consolidated subsidiaries after the business combination transactions with Sandbridge Acquisition Corporation.

Overview

Our mission is to empower parents with the right information at the right time, to give them more peace of mind and help them find more joy in the journey of parenting. Our digital parenting platform aims to give parents real-time data and insights to help parents feel calmer and more confident. We believe that every parent deserves peace of mind and the opportunity to feel their well-rested best. We also believe that every child deserves to live a long, happy, and healthy life, and we are working to develop products to help facilitate that belief. Our diversified and connected portfolio of products currently includes the award-winning Owlet Smart Sock, the first baby monitor to track an infant’s oxygen levels, heart rate, and sleep trends; the Owlet Cam, which turns any smartphone into a baby monitor with high-definition clarity; the Owlet Monitor Duo, which offers the intelligence of the Owlet Smart Sock paired with the Owlet Cam; and Owlet Dream Lab, an interactive online program designed to be a parent’s guide to building healthy sleep habits for their infants.

Since our inception, we have been engaged in developing and marketing our products and content. We have incurred net operating losses and have generated negative cash flows from operations in every year since our inception. As of June 30, 2021 and December 31, 2020, we had an accumulated deficit of $84.9 million and $71.7 million, respectively. Since our inception, we have funded our operations primarily with proceeds from the issuances of convertible preferred stock, borrowings under our loan facilities, issuances of related party convertible notes, and sales of our products and services.

Business Combination and Public Company Costs

On July 14, 2021, Sandbridge Acquisition Corporation (“SBG”) held the Special Meeting of Stockholders (the “Special Meeting”), at which the SBG stockholders considered and adopted, among other matters, a proposal to approve the Business Combination Agreement (“Business Combination”) and related transactions. On July 15, 2021, the parties consummated the Business Combination. In connection with the Closing, SBG changed its name from Sandbridge Acquisition Corporation to Owlet, Inc. (“Owlet”). Following the consummation of the Business Combination, Owlet became an SEC-registrant and commenced trading on the New York Stock Exchange (‘‘NYSE’’) under the symbols “OWLT” and “OWLT WS”.

As a result of the Business Combination, each share of our preferred stock and common stock was converted into the right to receive approximately 2.053 shares of Owlet’s common stock, par value $0.0001 per share (“Common Stock”). Additionally, the shares of Sandbridge Class B common stock held by Sandbridge Acquisition Holdings LLC and related parties automatically converted to 5,750,000 shares of Common Stock (of which 2,807,500 shares are subject to vesting under certain conditions). An aggregate of $197.6 million was paid from SBG’s trust account to holders that properly exercised their right to have initial shares redeemed.

As a result of becoming an NYSE-listed company, we will need to hire additional staff and implement processes and procedures to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees.

Key Factors Affecting Our Performance

We believe that the growth and future success of our business depends on many factors. While we believe that each of these factors present significant opportunities for our business, each factor also poses risks and challenges that we must successfully address in order to sustain our growth and continue to improve our results of operations.

Penetration with Existing Products

Our growth will depend, in large part, on our continued ability to attract new customers with our existing products, including our anchor product, the Owlet Smart Sock. While we see ample room for additional market penetration for our existing products, if we are unable to acquire new customers in a cost-effective and efficient manner, our financial performance may be impacted. We plan to bring existing Owlet products to more families and further improve our market position by growing distribution with existing and new retailers and by leveraging our brand and marketing efforts. However, changes in consumer taste, sentiment for our brand, or the regulatory environment in jurisdictions in which we sell our products could impact our ability to attract new customers.

Expanding the Digital Parenting Ecosystem

Our growth will also be reliant upon our ability to introduce new and innovative products that will drive organic growth. We plan to continue adding connected products and content that drive our mission of empowering parents with the right information at the right time. We expect that the expansion of our connected ecosystem of offerings will allow us to deepen our relationships with existing customers through increased lifetime value and create additional efficiencies for our customer acquisition efforts. We expect that these future offerings, and especially future software solutions, will be an important component of our ability to continue to improve our gross profit as a percentage of revenues in the future. Should we be unable to expand our suite of hardware and software solutions, our financial performance and customer lifetime value may be negatively impacted.

Medical Devices & Telehealth Opportunities

We are developing two variations of the Owlet Smart Sock, the Owlet BabySat and the Owlet OTC Smart Sock, as medical devices that would require marketing authorization from the U.S. Food and Drug Administration (“FDA”) before they could be sold in the United States, as well as the Owlet Band, a pregnancy band with certain features that may require marketing authorization from the FDA. If we are able to obtain FDA marketing authorization for our Owlet BabySat, Owlet OTC Smart Sock and Owlet Band products, we believe that these products will allow us to directly engage medical professionals to share infant sleep and health data, and provide an end-to-end digital healthcare solution for our customers. We have made and continue to make substantial investments in clinical research and in seeking FDA marketing authorization to potentially allow for third-party payor coverage and reimbursement and telehealth opportunities. Our potential future medical device offerings are being designed to build credibility and deepen market penetration. Our future telehealth offerings would be designed to make home care easier for parents and physicians alike. While we believe the combination of these two initiatives, if successful, would further strengthen our position in our industry, the success of these initiatives is largely predicated upon receiving FDA marketing authorization.

International Expansion

While the United States is currently our primary market, we plan to leverage our connected ecosystem of offerings to acquire market share globally, with a heightened focus on Europe, Asia, and Latin America. We intend to continue to invest in our supply chain to support our international expansion efforts; however, should we underestimate or overestimate demand in new geographical markets, we may experience inefficiencies in our supply chain or other areas of our business, which could result in financial losses. Additionally, expanded global reach may expose us to additional foreign currency risk, international taxes and tariffs, legal obligations, additional operational costs and other challenges.

Impact of COVID-19

There continues to be worldwide impact from the novel coronavirus (“COVID-19”) pandemic. The impact of COVID-19 includes changes in consumer and business behavior, pandemic fears, market downturns, and restrictions on business and individual activities, which have created significant volatility in the global economy that has led to reduced economic activity. The full extent to which the COVID-19 pandemic will directly or indirectly impact our cash flow, business, financial condition, results of operations and prospects will depend on future developments that are uncertain.

As a result of the COVID-19 pandemic, we temporarily limited access to our headquarters and encouraged our employees and contractors to work remotely, where possible, in accordance with local public health recommendations, each of which represented a significant change in how we operate our business. In light of the pandemic, we expect to continue to take actions as may be required or recommended by government authorities or as we determine are in the best interest of our employees.

We have experienced relatively minor impacts on our inventory availability and delivery capacity since the outbreak, neither of which has materially impacted our ability to service our customers. During the three and six month periods ended June 30, 2021, we observed improved logistics and other supply chain-related costs which had previously increased during the year ended December 31, 2020 as a result of the COVID-19 pandemic. We continue to work with our existing manufacturing, logistics and other supply chain partners to build key processes to ensure that our ability to service our customers is not significantly disrupted. Ongoing actions to bolster key aspects of the supply chain to support our continued growth include geographically diversifying manufacturing operations to ensure adequate manufacturing capacity and to shorten transit times, implementing alternative order fulfillment options to reduce warehousing costs, developing contingency plans for unexpected third-party manufacturing disruptions, and increasing headcount dedicated to managing and optimizing supply chain processes.

Non-GAAP Measures

We prepare and present our unaudited condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States (‘‘U.S. GAAP’’). However, management uses earnings before interest, tax, depreciation, and amortization (‘‘EBITDA’’) as a key measure to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. Management also uses EBITDA plus stock based compensation, preferred stock mark to market adjustment, loan abandonment costs, and transaction costs (“Adjusted EBITDA”) as another key measure to understand and evaluate core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. Additionally, management uses net loss as a percent of revenue (“Net loss margin”) and Adjusted EBITDA as percent of revenue (“Adjusted EBITDA margin”) as other key measures to understand and evaluate core operating performance and trends. Accordingly, we believe that EBITDA, Adjusted EBITDA, Net loss margin, and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

EBITDA and Adjusted EBITDA are not prepared in accordance with U.S. GAAP, and should not be considered in isolation from, or as alternatives to, measures prepared in accordance with U.S. GAAP. In addition, EBITDA and Adjusted EBITDA are not based on any comprehensive set of accounting rules or principles. As non-U.S. GAAP financial measures, EBITDA and Adjusted EBITDA have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•	EBITDA and Adjusted EBITDA do not reflect the amounts we paid in taxes or other components of our tax expense;

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies may use Adjusted EBITDA, or measures labeled similarly to EBITDA, which may be calculated differently and limit its usefulness as a comparative measure.

Because of these limitations, EBITDA and Adjusted EBITDA should be considered alongside, and not in lieu of, our other financial performance measures, including our financial results presented in accordance with U.S. GAAP.

The following table presents a reconciliation of net loss to EBITDA and Adjusted EBITDA (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(5,335)	$(1,094)	$(13,192)	$(3,222)
Income tax provision	2	—	7	—
Interest expense	485	348	903	668
Interest income	(1)	(4)	(2)	(35)
Depreciation and amortization	259	199	509	362

EBITDA	$(4,590)	$(551)	$(11,775)	$(2,227)
Preferred stock mark to market adjustment	970	(8)	5,578	(8)
Stock based compensation	785	273	1,613	454
Transaction costs	2,152	—	4,027	—
Loss on extinguishment of debt	182	172	182	172
Gain on loan forgiveness	(2,098)	—	(2,098)	—

Adjusted EBITDA	$(2,599)	$(114)	$(2,473)	$(1,609)

Net loss margin	(21.4)%	(6.0)%	(28.2)%	(9.7)%
Adjusted EBITDA margin	(10.4)%	(0.6)%	(5.3)%	(4.8)%

Components of Operating Results

Revenues

We recognize revenue from the following sources: (1) products, (2) mobile applications, and (3) content. Revenues are recognized when control of goods and services is transferred to customers in an amount that reflects the consideration expected to be received by us in exchange for those goods and services. Approximately 96% of our revenues for the three and six months ended June 30, 2021, and 97% of our revenues for the three and six months ended June 30, 2020, respectively, were derived from product sales.

Cost of Revenues

Cost of revenues consists of product costs, including contract manufacturing, shipping and handling, depreciation and amortization relating to tooling and manufacturing equipment and software, warranty replacement, fulfillment costs, warehousing, hosting, and reserves for excess and obsolete inventory.

Operating Expenses

General and Administrative. General and administrative expenses consist primarily of salaries, benefits, stock-based compensation, and bonuses for finance and accounting, legal, human resources and administrative executives and employees; third-party legal, accounting, and other professional services; corporate travel and entertainment; depreciation and amortization of property and equipment; and facilities rent.

We expect that our general and administrative expenses will increase in future periods compared to periods prior to the Business Combination as a result of additional costs related to being a public company, including Exchange Act reporting expenses; expenses associated with Sarbanes-Oxley compliance; incremental independent auditor fees; incremental legal fees; investor relations expenses; registrar and transfer agent fees; incremental director and officer liability insurance costs; and director compensation.

Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions, benefits, stock-based compensation, commissions, and bonuses for sales and marketing employees and contractors; third-party marketing expenses such as social media and search engine marketing; email marketing and print marketing.

We expect sales and marketing expense to continue to increase in future periods as we drive sales growth through new and existing marketing initiatives and expand into additional international markets.

Research and Development. Research and development expenses consist primarily of salaries, benefits, stock-based compensation, and bonuses for employees and contractors engaged in the design, development, maintenance and testing of our products and platforms.

We anticipate making significant investments in the development of our monitoring pipeline, including Smart Sock variants, in future periods and expect our research and development expenses to increase.

Other Income (Expense)

Gain on Loan Forgiveness. Gain on loan forgiveness consists of the gain recognized subsequent to the forgiveness of the Small Business Administration Paycheck Protection Program loan.

Interest Expense. Interest expense consists primarily of interest incurred on our outstanding borrowings and amortization of the associated deferred financing costs.

Interest Income. Interest income consists of interest earned on our money market account.

Preferred Stock Mark to Market Adjustment. Preferred stock mark to market adjustment consists of adjustments made to mark to market the preferred stock warrant liability.

Loss on Extinguishment of Debt. Loss on extinguishment of debt consists of losses recognized due to additional amendments to our long-term debt.

Other Income (Expense), Net. Other income (expense), net includes our net gain (loss) on foreign exchange transactions and sublease income.

Income Tax Provision. Income tax provision consists primarily of U.S. federal and state income taxes related to the tax jurisdictions in which we conduct business.

Results of Operations

The following table sets forth our results of operations for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$24,938	$18,365	$46,849	$33,236
Cost of revenues	11,420	9,521	20,648	17,352

Gross profit	13,518	8,844	26,201	15,884

Operating expenses:
General and administrative	7,285	2,748	13,266	5,420
Sales and marketing	7,568	4,248	13,687	8,060
Research and development	4,518	2,471	7,949	4,904

Total operating expenses	19,371	9,467	34,902	18,384

Operating loss	(5,853)	(623)	(8,701)	(2,500)

Other income (expense):
Gain on loan forgiveness	2,098	—	2,098	—
Interest expense, net	(484)	(344)	(901)	(633)
Preferred stock mark to market adjustment	(970)	8	(5,578)	8
Loss on extinguishment of debt	(182)	(172)	(182)	(172)
Other income, net	58	37	79	75

Total other income (expense), net	520	(471)	(4,484)	(722)

Loss before income tax provision	(5,333)	(1,094)	(13,185)	(3,222)
Income tax provision	(2)	—	(7)	—

Net loss	$(5,335)	$(1,094)	$(13,192)	$(3,222)

Comparison of the three and six months ended June 30, 2021 and June 30, 2020

Revenues

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
(dollars in thousands)	2021	2020	$	%	2021	2020	$	%
Revenues	$24,938	$18,365	$6,573	35.8%	$46,849	$33,236	$13,613	41.0%

Revenues increased by $6.6 million, or 35.8%, from $18.4 million for the three months ended June 30, 2020 to $24.9 million for the three months ended June 30, 2021. The increase was primarily due to a 42% increase in sales volume. Sales for the Owlet Smart Sock, the primary driver of our higher revenue, increased 54% for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Sales for the Owlet Monitor Duo also contributed to our higher revenue, increasing 23% for the three months ended June 30, 2021 compared to the three months ended June 30, 2020.

Revenues increased by $13.6 million, or 41.0%, from $33.2 million for the six months ended June 30, 2020 to $46.8 million for the six months ended June 30, 2021. The increase was primarily due to a 42% increase in sales volume. Sales for the Owlet Smart Sock, the primary driver of our higher revenue growth, increased 52% for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. Sales for the Owlet Monitor Duo also contributed to our higher revenue, increasing 31% for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.

Cost of Revenues and Gross Profit

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
(dollars in thousands)	2021	2020	$	%	2021	2020	$	%
Cost of revenues	$11,420	$9,521	$1,899	19.9%	$20,648	$17,352	$3,296	19.0%
Gross profit	$13,518	$8,844	$4,674	52.8%	$26,201	$15,884	$10,317	65.0%
Gross margin	54.2%	48.2%			55.9%	47.8%

Cost of revenues increased by $1.9 million, or 19.9%, from $9.5 million for the three months ended June 30, 2020 to $11.4 million for the three months ended June 30, 2021. The increase was primarily due to an increase in sales volume of 42%. Gross margin increased from 48.2% for the three months ended June 30, 2020 to 54.2% for the three months ended June 30, 2021. This increase in gross margin was primarily due to lower manufacturing costs associated with the third generation of the Owlet Smart Sock, which launched in July 2020, and decreases in freight and fulfillment costs due to improved supply chain logistics.

Cost of revenues increased by $3.3 million, or 19.0%, from $17.4 million for the six months ended June 30, 2020 to $20.6 million for the six months ended June 30, 2021. The increase was primarily due to an increase in sales volume of 42%. Gross margin increased from 47.8% for the six months ended June 30, 2020 to 55.9% for the six months ended June 30, 2021. This increase in gross margin was primarily due to lower manufacturing costs associated with the third generation of the Owlet Smart Sock, which launched in July 2020, and decreases in freight and fulfillment costs due to improved supply chain logistics.

General and Administrative

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
(dollars in thousands)	2021	2020	$	%	2021	2020	$	%
General and administrative	$7,285	$2,748	$4,537	165.1%	$13,266	$5,420	$7,846	144.8%

General and administrative expense increased by $4.5 million, or 165.1%, from $2.7 million for the three months ended June 30, 2020 to $7.3 million for the three months ended June 30, 2021. The increase was driven primarily by an increase in payroll-related expenses from additional general and administrative headcount, stock-based compensation primarily from an increase in the valuation of our common stock and volume of awards granted, as well as an increase in legal, accounting, and consulting costs related to the Business Combination.

General and administrative expense increased by $7.8 million, or 144.8%, from $5.4 million for the six months ended June 30, 2020 to $13.3 million during the six months ended June 30, 2021. The increase was driven primarily by an increase in payroll-related expenses from additional general and administrative headcount, stock-based compensation primarily from an increase in the valuation of our common stock and volume of awards granted, as well as an increase in legal, accounting, and consulting costs related to the Business Combination.

Sales and Marketing

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
(dollars in thousands)	2021	2020	$	%	2021	2020	$	%
Sales and marketing	$7,568	$4,248	$3,320	78.2%	$13,687	$8,060	$5,627	69.8%

Sales and marketing expense increased by $3.3 million, or 78.2%, from $4.2 million for the three months ended June 30, 2020 to $7.6 million for the three months ended June 30, 2021. The increase was primarily driven by increases in digital advertising spend, payroll-related expenses from additional sales and marketing headcount, stock-based compensation primarily from an increase in the valuation of our common stock and volume of awards granted, and in-store advertising expenses. Sales and marketing expense as a percentage of revenues increased from 23.1% for the three months ended June 30, 2020 to 30.3% for the three months ended June 30, 2021. The increase was primarily due to an increase in spend on marketing initiatives to drive sales growth.

Sales and Marketing expense increased by $5.7 million, or 69.8%, from $8.1 million for the six months ended June 30, 2020 to $13.7 million for the six months ended June 30, 2021. The increase was primarily driven by increases in digital advertising spend, payroll-related expenses from additional sales and marketing headcount, stock-based compensation primarily from an increase in the valuation of our common stock and volume of awards granted, and in-store advertising expenses. Sales and marketing expense as a percentage of revenues increased from 24.3% for the six months ended June 30, 2020 to 29.2% for the six months ended June 30, 2021. The increase was primarily due to an increase in spend on marketing initiatives to drive sales growth.

Research and Development

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
(dollars in thousands)	2021	2020	$	%	2021	2020	$	%
Research and development	$4,518	$2,471	$2,047	82.8%	$7,949	$4,904	$3,045	62.1%

Research and development expense increased by $2.0 million, or 82.8%, from $2.5 million for the three months ended June 30, 2020 to $4.5 million for the three months ended June 30, 2021. Research and development expense as a percentage of revenue increased from 13.5% for the three months ended June 30, 2020 to 18.1% for the three months ended June 30, 2021. These increases were primarily driven by an increase in payroll-related expenses from additional research and development headcount, stock-based compensation primarily from an increase in the valuation of our common stock and volume of awards granted, and an increase in consulting expenses.

Research and development expenses increased by $3.0 million, or 62.1%, from $4.9 million for the six months ended June 30, 2020 to $7.9 million for the six months ended June 30, 2021. Research and development expense as a percentage of revenue increased from 14.8% for the six months ended June 30, 2020 to 17.0% for the six months ended June 30, 2021. These increases were primarily driven by an increase in payroll-related expenses from additional research and development headcount, stock-based compensation primarily from an increase in the valuation of our common stock and volume of awards granted, and an increase in consulting expenses.

Other Income (Expense)

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
(dollars in thousands)	2021	2020	$	%	2021	2020	$	%
Gain on loan forgiveness	$2,098	$—	$2,098	100.0%	$2,098	$—	$2,098	100.0%
Interest expense, net	$(484)	$(344)	$(140)	40.7%	$(901)	$(633)	$(268)	42.3%
Preferred stock mark to market adjustment	$(970)	$8	$(978)	NM	$(5,578)	$8	$(5,586)	NM
Loss on extinguishment of debt	$(182)	$(172)	$(10)	5.8%	$(182)	$(172)	$(10)	5.8%
Other income, net	$58	$37	$21	56.8%	$79	$75	$4	5.3%

NM - Not meaningful

Interest expense, net increased by $0.1 million, or 40.7%, from $0.3 million for the three months ended June 30, 2020 to $0.5 million for the three months ended June 30, 2021. Interest expense, net increased by $0.3 million, or 42.3%, from $0.6 million for the six months ended June 30, 2020 to $0.9 million for the six months ended June 30, 2021. The increase was primarily due to a higher average balance on our line of credit and an increase in the interest rate on our term note payable.

The preferred stock mark to market adjustment related to our preferred stock warrant liability increased by $1.0 million from $0.1 million for the three months ended June 30, 2020 to $1.0 million for the three months ended June 30, 2021. The preferred stock mark to market adjustment related to our preferred stock warrant liability increased by $5.6 million from $0.1 million for the six months ended June 30, 2020 to $5.6 million for the six months ended June 30, 2021. The increase in the preferred stock warrant liability was primarily due to a higher fair market value of our preferred stock, which principally resulted from the signed Business Combination Agreement with Sandbridge Acquisition Corporation.

Loss on extinguishment of debt remained relatively constant at $0.2 million for the three and six months ended June 30, 2021 and 2020.

Other income, net remained relatively constant at $0.1 million for the three and six months ended June 30, 2021 and 2020.

For the three and six months ended June 30, 2021, we recognized a gain of $2.1 million on the forgiveness of our Small Business Administration Paycheck Protection Program loan.

Income Tax Provision

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
(dollars in thousands)	2021	2020	$	%	2021	2020	$	%
Income tax provision	$(2)	$—	$(2)	(100.0)%	$(7)	$—	$(7)	(100.0)%
Effective tax rate	(0.04)%	0.0%			(0.05)%	0.0%
Valuation allowance	$(15,818)	$(13,839)	$(1,979)	14.3%	$(15,818)	$(13,839)	$(1,979)	14.3%

Income tax provision remained relatively constant for three and six months ended June 30, 2021 and June 30, 2020. Our effective tax rate was approximately (0.04)% and (0.05)% for the three and six months ended June 30, 2021, respectively, due to a full valuation allowance recorded to offset our deferred tax assets.

The valuation allowance increased $2.0 million, or 14.3%, from $13.8 million for the three and six months ended June 30, 2020 to $15.8 million for the three and six months ended June 30, 2021. The change in our valuation allowance for the three and six months ended June 30, 2021 was primarily due to an increase in interest expense limitations and an increase in net operating loss carryforwards.

Liquidity and Capital Resources

Leading up to the proposed Business Combination, we have funded our operations primarily with proceeds from issuances of our convertible preferred stock, borrowings under our loan facilities, issuances of convertible promissory notes, and sales of our products and services. As of June 30, 2021 and December 31, 2020, we had cash and cash equivalents of $12.2 million and $17.0 million, respectively.

Funding Requirements

Since inception, we have generated recurring losses which have resulted in an accumulated deficit of $84.9 million and $71.7 million as of June 30, 2021 and December 31, 2020, respectively, and we expect to incur additional losses in the future. On July 15, 2021, we consummated the Business Combination and received approximately $135.0 million in net proceeds from the Business Combination and PIPE Investment. We anticipate the cash received from the Business Combination and PIPE Investment, together with cash we expect to generate from future operations, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date the unaudited condensed consolidated financial statements were available for issuance. However, we are still in the growth stage of our business and expect to continue to make substantial investments in our business, including in the expansion of our product portfolio and in our research and development, sales and marketing teams, in addition to incurring additional costs as a result of being a public company. There can be no assurance that we will be able to obtain additional debt or equity financing on terms acceptable to us, if at all, or that we will generate sufficient future revenues. Failure to secure additional funding may require us to modify, delay, or abandon some of our planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on our business, operating results, financial condition, and ability to achieve our intended business objectives.

Loan and Security Agreement with Silicon Valley Bank

As of June 30, 2021 we had an amended and restated loan and security agreement (the “A&R LSA”) with Silicon Valley Bank (‘‘SVB’’) which we entered into on April 22, 2020, and which replaced the loan and security agreement that was previously in place (the ‘‘Original LSA’’). These agreements provided us with both a line of credit (the ‘‘SVB Revolver’’) and a term loan (the ‘‘Term Note’’).

Our borrowing capacity under the SVB Revolver was $17.5 million and $10.0 million as of June 30, 2021 and December 31, 2020, respectively. As of June 30, 2021 and December 31, 2020, the SVB Revolver bore interest at an annual rate equal to (i) the greater of the bank’s prime rate plus 0.75%, or 5.5% when a streamline period is in effect and (ii) the greater of the bank’s prime rate plus 1.25%, or 6.0% at all other times. Each streamline period commences the first day of the month following a written report of our liquidity and ends the first day after we fail to maintain a required cash and cash availability streamline threshold, provided no event of default has occurred and is continuing. If an event of default has occurred and is continuing, SVB may maintain our streamline status at its discretion. The required cash and cash availability streamline threshold was $8.0 million and $7.0 million as of June 30, 2021 and December 31, 2020, respectively, and we were within a streamline period at both dates. The actual interest rate on the SVB Revolver was 5.5% as of June 30, 2021 and December 31, 2020. The SVB Revolver is subject to renewal and is scheduled to mature on April 22, 2024.

Our Term Note had an aggregate principal balance of $15.0 million and $10.0 million as of June 30, 2021 and December 31, 2020, respectively. As of June 30, 2021 and December 31, 2020, the Term Note bore interest at a rate equal to the greater of the bank’s prime rate plus 3.50%, or 6.50, and required 30 consecutive equal monthly payments of principal beginning on November 1, 2021. The Term Note matures on April 1, 2024.

Prior to the April 22, 2020 amendment, the Term Note had an aggregate principal balance of $7.0 million and bore interest at a rate equal to the greater of the prime rate plus 1.00%, or 6.00% under the Original LSA. The Term Note required interest-only payments through April 30, 2020, followed by 30 equal payments of principal beginning on May 1, 2020. On April 22, 2020, we amended and restated the Original LSA (as amended and restated, the “A&R LSA”), which allowed us to borrow an additional $1.0 million on the Term Note at closing, extended the interest-only period through April 30, 2021, and modified the interest rate to be the greater of the bank’s prime rate plus 4.50%, or 7.50%. The A&R LSA also included a provision to further extend the interest-only period through October 31, 2021 and allow us to borrow an additional $2.0 million if we achieved a specified gross profit milestone for the year ended December 31, 2020. On September 22, 2020, we amended the A&R LSA to change the repayment term on the Term Note from 36 consecutive equal monthly payments of principal to 30 consecutive equal monthly payments of principal beginning on November 1, 2021 and modified the interest rate to the greater of the bank’s prime rate plus 3.50%, or 6.50%. We achieved our gross profit milestone and borrowed $2.0 million in December 2020.

The Original LSA and the A&R LSA both required that we meet certain financial covenants. Under the Original LSA, in effect prior to the April 22, 2020 amendment and restatement, the financial covenants included the satisfaction of both a maximum cumulative trailing 3-month loss threshold (based on a calculation of EBITDA, plus stock-based compensation expense) and a minimum cash and cash availability requirement. Under the A&R LSA, in effect as of December 31, 2020, the financial covenant required the satisfaction of a maximum year-to-date loss threshold (based on a calculation of EBITDA, plus stock-based compensation expense and loss on extinguishment of debt). We were not in compliance with this financial covenant as of December 31, 2020. On March 10, 2021, we further amended the A&R LSA to, among other things, waive the existing default and waive any rights and remedies against the Company with respect to the existing default, which includes the financial covenant noncompliance, consent to the merger (see Note 18 in our annual financial statements), and amend other provisions of the loan agreement. The amendment also set forth new financial covenants, including a requirement to maintain cash and cash availability of at least $6.0 million as of the last day of each month beginning on March 31, 2021, a requirement to complete a qualifying liquidity event with aggregate new net proceeds of at least $50.0 million in cash on or before May 31, 2021, and a requirement to agree to terms with SVB on a 2021 EBITDA covenant no later than July 15, 2021.

On May 14, 2021, we further amended the A&R LSA to, among other things, reduce the minimum cash and cash availability requirement from $6.0 million to $5.0 million and move the qualifying liquidity event date from on or before May 31, 2021 to on or before July 31, 2021. On May 25, 2021, we further amended the A&R LSA to, among other things, provide for an additional $5.0 million advance under the Term Note, increase the SVB Revolver borrowing capacity from $12.5 million to $17.5 million, extend the SVB Revolver maturity date from April 22, 2022 to April 22, 2024, increase the required cash and cash availability streamline threshold from $7.0 million to $8.0 million, and change the deadline of the requirement to agree to terms with SVB on a 2021 EBITDA covenant from July 15, 2021 to August 15, 2021. On August 12, 2021, we further amended the A&R LSA to change the deadline of the requirement to agree to terms with SVB on a 2021 EBITDA covenant from August 15, 2021 to September 30, 2021.

Our borrowings under the A&R LSA and its subsequent amendments are secured by substantially all of our current and future assets.

Paycheck Protection Program Loan

In April 2020, we applied for and received proceeds from the U.S. Small Business Administration (‘‘SBA’’) Paycheck Protection Program (‘‘PPP’’) in the amount of $2.1 million, with SVB as lender for the loan (the ‘‘PPP Loan’’), under the Federal Coronavirus Aid, Relief, and Economic Security Act (the ‘‘CARES Act’’). The PPP Loan was considered necessary to support our ongoing operations due to economic uncertainty at the time resulting from the COVID-19 pandemic and reduced access to alternative sources of liquidity.

Under the terms of the PPP Loan, interest accrued on the outstanding principal at a rate of 1.0% per annum. The CARES Act and the PPP provide a mechanism for forgiveness of up to the full amount borrowed. Under the PPP, we applied for forgiveness for all of the PPP Loan. On June 15, 2021, we received forgiveness for the PPP Loan for the full amount of $2.1 million of principal and approximately $24,000 in interest. As a result of the PPP Loan being forgiven, we recognized a $2.1 million gain for the three and six months ended June 30, 2021.

As of June 30, 2021, $15.0 million and $16.3 million in aggregate principal amount was outstanding under the Term Note and the SVB Revolver, respectively.

As of December 31, 2020, $10.0 million, $9.7 million, and $2.1 million in aggregate principal amount was outstanding under the Term Note, the SVB Revolver, and the PPP Loan, respectively.

Related Party Convertible Notes

As of June 30, 2021 and December 31, 2020 we had $6.5 million in related party convertible promissory notes outstanding, which were issued during the year ended December 31, 2019. The convertible promissory notes bore interest at 5.00% per annum and all outstanding principal and accrued interest was due on the earlier of August 9, 2021 or upon the closing of a change of control, as defined in the convertible note agreements.

Per the convertible note agreements, the convertible promissory notes could not be prepaid without the consent of the majority holders and would automatically convert to shares of our convertible preferred stock at 80% of the convertible preferred stock price per share upon a qualified preferred stock equity financing round of at least $15.0 million, excluding the conversion value of the notes. The convertible promissory notes were amended in February 2021 to allow the notes to either: (i) automatically convert into shares of our convertible preferred stock immediately prior to the consummation of the Business Combination at a conversion price equal to the price per share applicable to our most recent equity financing at the conversion date (which was $3.1546 as of the issuance date of these financial statements) and, in turn, convert into shares of New Owlet common stock as part of the Business Combination or (ii)

at a holder’s election, trigger the repayment in cash of the outstanding principal and accrued interest at the consummation of the Business Combination. On July 15, 2021, we completed the Business Combination. As such, all but one of the convertible notes were converted into shares of Common Stock. The one remaining convertible note had a balance of approximately $2,000 and was paid in full.

The convertible promissory notes were subordinated to the SVB Revolver and the Term Note.

Cash Flows

The following table summarizes our cash flow (in thousands):

	Six Months Ended June 30,
	2021	2020
Net cash used in operating activities	$(15,608)	$1,858
Net cash used in investing activities	(709)	(419)
Net cash provided by financing activities	11,526	1,930

Net change in cash and cash equivalents	$(4,791)	$3,369

Operating Activities

Our cash flows from operating activities are significantly affected by the growth of our business. Our operating cash flows are also affected by our working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

For the six months ended June 30, 2021, net cash used in operating activities was $15.6 million, primarily driven by our net loss of $13.2 million and changes in working capital of $8.7 million, partially offset by non-cash charges of $6.3 million.

For the six months ended June 30, 2020, net cash provided by operating activities was $1.9 million, primarily driven by changes in working capital of $4.2 million and non-cash charges of $0.9 million, partially offset by our net loss of $3.2 million.

Investing Activities

We continue to experience negative cash flows from investing activities as we expand our business and build our infrastructure. Cash flows from investing activities primarily relate to capital expenditures to support our growth. Net cash used in investing activities is expected to continue to increase substantially as we expand our business through new products and new geographic markets.

For the six months ended June 30, 2021, net cash used in investing activities increased to $0.7 million from $0.4 million for the six months ended June 30, 2020. We expect our capital expenditures to continue to grow in future periods, primarily driven by investments to expand our production capabilities to additional factories in other geographical locations, as well as investments in tooling and equipment to manufacture new products.

Financing Activities

For the six months ended June 30, 2021, net cash provided by financing activities was $11.5 million, primarily driven by gross draws of $8.2 million on our line of credit, the issuance of $5.0 million in additional long-term debt, and the issuance of an additional $0.3 million in common stock resulting from stock option exercises, partially offset by gross payments of $1.6 million on our line of credit.

For the six months ended June 30, 2020, net cash provided by financing activities was $1.9 million, primarily driven by gross draws of $9.9 million on our line of credit, the issuance of $3.1 million in additional long-term debt (including the $2.1 million SBA PPP loan), and the issuance of an additional $0.1 million in common stock resulting from stock options exercises, offset by gross payments of $11.0 million on our line of credit

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2021 and December 31, 2020.

Indemnification

In the ordinary course of business, we enter into agreements that may include indemnification provisions. Pursuant to such agreements, we may indemnify, hold harmless, and defend an indemnified party for losses suffered or incurred by the indemnified party. Some of the provisions will limit losses to those arising from third-party actions. In some cases, the indemnification will continue after the termination of the agreement. The maximum potential amount of future payments we could be required to make under these provisions is not determinable. We have never incurred material costs to defend lawsuits or settle claims related to these indemnification provisions.

In connection with the consummation of the Business Combination, we intend to enter into indemnification agreements with our directors and officers that may require us to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by Delaware corporate law. We currently have directors’ and officers’ insurance coverage that reduces our exposure and enables us to recover a portion of any future amounts paid. We believe the estimated fair value of these indemnification agreements in excess of applicable insurance coverage is immaterial.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of interest rate fluctuations and credit risk.

Interest Rate Risk

As discussed above, the Term Note, as amended on September 22, 2020, had an interest rate of the greater of either the prime rate plus 3.5%, or 6.5% as of June 30, 2021. During the three and six months ended June 30, 2021, the prime rate did not exceed 5.0%. We have not been exposed to material risk due to fluctuations in interest rates. A hypothetical 10% change in interest rates would not result in a material impact on our consolidated financial statements.

Credit Risk

Financial instruments that potentially subject us to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Substantially all of our cash and cash equivalents are deposited in accounts at one financial institution, and account balances may at times exceed federally insured limits. We believe that we are not exposed to significant credit risk due to the financial strength of the depository institution in which the cash is held.

Our accounts receivable is derived from customers located primarily in the United States. We routinely assess the creditworthiness of our customers and have only experienced significant credit losses related to receivables from individual customers when a national retailer filed for bankruptcy in September 2017. We continuously monitor customer payments and maintain an allowance for doubtful accounts based on our assessment of various factors including age of the receivable balances, historical experience and any other conditions that may affect customers’ ability to pay.

Emerging Growth Company Status

Following the Business Combination, we qualify as an emerging growth company (‘‘EGC’’) as defined in the Jumpstart our Business Startups (‘‘JOBS’’) Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We intend to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an EGC or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions following the Business Combination, we will not be required to, among other things: (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosures that may be required of non-EGCs under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the consolidated financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

Following the Business Combination, we will remain an EGC under the JOBS Act until the earliest of (i) December 31, 2025, (ii) the last date of our fiscal year in which we have total annual gross revenues of at least $1.07 billion, (iii) the date on which we are deemed to be a ‘‘large accelerated filer’’ under the rules of the SEC, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30.